PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President & CEO Grubb & Ellis Healthcare REIT, Inc. 714.975.2230 scottpeters@gbe-reits.com	Damon Elder Senior Director, Public Relations Grubb & Ellis Company 714.975.2659 damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Mountain Plains Portfolio in Texas

SANTA ANA, Calif. (Jan. 9, 2009) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Mountain Plains Portfolio, a two-property medical office building portfolio in San Antonio and the Houston suburb of Webster for $43 million. The acquisition closed in December 2008.

Located at 4243 E. Southcross Blvd. in San Antonio, Pecan Valley Medical Office Building consists of approximately 60,000 square feet of gross leaseable area. The two-story building is situated on approximately 3.1 acres of land and includes surgery rooms, an indoor rehabilitation pool and an imaging center. The medical office building is across the street from Southeast Baptist Hospital, a member of Baptist Health System, a private network of hospitals including four additional locations in San Antonio totaling approximately 1,537 beds. Built in 1998, Pecan Valley Medical Office Building is in close proximity to State Route 13 and is currently 100 percent occupied.

Built in 2006, Clear Lake Medical Office Building is located at 250 Blossom St. in Webster. Situated on approximately 4.7 acres of land, the four-story building consists of approximately 110,000 square feet of gross leaseable area and is currently 100 percent occupied. The property is across the street from Clear Lake Regional Medical Center, a 595-bed tertiary regional referral center offering comprehensive inpatient and outpatient medical, surgical and specialty services. Additionally, Clear Lake Medical Office Building is adjacent Triumph Hospital Clear Lake, a long-term acute care center with 100 private rooms and 14 intensive care unit rooms.

“With the addition of these two assets, Grubb & Ellis Healthcare REIT completed 21 healthcare acquisitions in 15 states in 2008,” said Scott Peters, president and chief executive officer, Grubb & Ellis Healthcare REIT. “We continue to grow and build our portfolio for long-term value.”

Pecan Valley Medical Office Building and Clear Lake Medical Office Building were acquired from unaffiliated third parties. All sellers were represented by P.J. Camp and Jay Miele of Shattuck Hammond Partners.

About Grubb & Ellis Healthcare REIT
Grubb & Ellis Healthcare REIT, Inc. is a publicly registered, non-traded real estate investment trust which offers a monthly distribution of 7.25 percent per annum.

As of December 19, 2008, Grubb & Ellis Healthcare REIT has sold approximately 72 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $720 million through its initial public offering, which began in the third quarter of 2006. The REIT is conducting a best efforts offering of up to 200,000,000 shares of its common stock.

Grubb & Ellis Healthcare REIT has made 42 geographically diverse property acquisitions and other real estate-related investments valued at approximately $966.4 million based on purchase price, which includes 129 buildings, as of December 31, 2008. The REIT’s property portfolio totals 5.1 million square feet, and includes 110 medical office buildings, four hospitals, 12 skilled nursing and assisted living facilities and three other office buildings located in 17 states, including: Arizona, California, Colorado, Florida, Georgia, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah and Virginia.

About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2008, more than $3.8 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 225 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of Grubb & Ellis Healthcare REIT’s portfolio and the value that Mountain Plains Portfolio adds to the REIT. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of each individual property; the strength of any medical campus in proximity to each property; uncertainties relating to the local economies of San Antonio and Webster, Texas; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.